Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Bowhead Specialty Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.01 par value per share	Rule 457(a) and (h)	3,152,941(2)	$17.00	$53,599,997	$147.60 per $1,000,000	$7,911.36
		Total Offering Amounts				$53,599,997		$7,911.36
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$7,911.36
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Bowhead Specialty Holdings Inc. (the “Registrant”) that become issuable under the Bowhead Specialty Holdings Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock.
(2)Covers shares of Common Stock issuable under the 2024 Plan.
(3)Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $17.00 per share, which is the initial public offering price per share of Common Stock as set forth on the cover page of the Registrant’s prospectus dated May 22, 2024 relating to its initial public offering of Common Stock.